UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Definitive Consent Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Scio Diamond Technology Corporation
(Name of Registrant as Specified In Its Charter)

Thomas P. Hartness
Kristoffer Mack
Paul Rapello
Glen R. Bailey
Marsha C. Bailey
Kenneth L. Smith
Bernard M. McPheely
James Carroll
Robert M. Daisley
Michael McMahon
Ben Wolkowitz
Craig Brown
Ronnie Kobrovsky
Lewis Smoak

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Bernard M. McPheely
303 Golden Wings Way
Greer, South Carolina 29650
Telephone: (864) 915-0912
E-mail: bernmcpheely@gmail.com

June 9, 2014

Edward S. Adams, Esq.	Theodorus Strous
2010 West 49th Street	411 University Ridge, Suite D
Minneapolis, MN 55409	Greenville, SC 29601
E-Mail: edwardsadams@yahoo.com	E-Mail: tstrous@yahoo.com

Robert C. Linares	Mike McMahon
P.O. Box 336	411 University Ridge, Suite D
Sherborn, MA 01770	Greenville, SC 29601
E-mail: bob_linar@hotmail.com	E-mail: mmcmahon@sciodiamond.com

Re:   Objective of Save Scio

Gentlemen:

On behalf of Save Scio, I write this letter to make clear the objective of our group and avoid any confusion regarding that objective in the minds of fellow stockholders.

As we have consistently stated, we invested in Scio (or the predecessor Apollo Diamond entity) based on the belief that the Company has great assets, big opportunities for growth and a chance to create significant stockholder value.  After many years (more than a decade for some of the Apollo Diamond investors), however, the Company has not managed to capitalize on its technology.  Save Scio’s sole objective is to enhance stockholder value.  We believe that a fundamental first step to doing so is the election of an independent and expanded board by the stockholders.  It is our hope and belief that such a board elected by the stockholders can turn the Company around and put an end to the hundreds of thousands of dollars that have been paid in director bonuses and to entities affiliated with Ed Adams—the Chairman of the Board—despite millions of dollars in losses.

We wish to make clear that the members of Save Scio are not attempting to somehow “take over” the Company, and do not support any measure that would exclude the investors in Apollo Diamond from the Company going forward.  We will oppose any effort to somehow dismiss or disregard any stockholder who used investment dollars to purchase their shares—whether they bought their shares through one of the Apollo Diamond entities or Scio.  Unfortunately, some stockholders have expressed concern that the Save Scio group may attempt to exclude Apollo Diamond stockholders in the event our efforts are successful.  However, our intention is just the opposite.  At no time have we entertained or considered such an approach, and we will not support any such effort by any group.

We believe our efforts will assist the Company move forward.  Collectively, the members of Save Scio have invested millions of dollars in the Company.  We would not be engaged in this process if we felt that our efforts would adversely impact the business going forward.  Again, we are simply trying to enhance stockholder value.

As we have consistently stated, the Board should put an end to all this and work with Save Scio to call a meeting of the stockholders soon that allows all stockholders a meaningful opportunity to decide who should lead the Company going forward.

Sincerely,

Bernard M. McPheely

Additional Information

About Save Scio.  Save Scio is a group of concerned stockholders of Scio Diamond Technology Corporation (“Scio”) consisting of the Thomas P. Hartness Revocable Trust u/a DTD July 30, 2010, Kristoffer Mack, Paul Rapello, Glen R. Bailey and Marsha C. Bailey as joint tenants and Mr. Bailey in his individual capacity, Kenneth L. Smith, the Bernard M. McPheely Revocable Trust u/a DTD May 25, 2011, James Carroll and the Guarantee & Trust Co. TTEE James Carroll r/o IRA, and Robert M. Daisley.  The details of our group, including names and share ownership, can be found on our Statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on November 28, 2012, Amendment No. 1 filed with the Commission on March 24, 2014, Amendment No. 2 filed with the Commission on April 14, 2014, Amendment No. 3 filed with the Commission on May 8, 2014, Amendment No. 4 filed with the Commission on May 28, 2014, Amendment No. 5 filed with the Commission on June 3, 2014, and Amendment No. 6 filed with the Commission on June 5, 2014.

THIS LETTER MAY BE DEEMED SOLICITATION MATERIAL IN RESPECT OF THE SOLICITATION OF CONSENTS FROM THE STOCKHOLDERS OF SCIO IN LIEU OF A MEETING.  ON JUNE 4, 2014, SAVE SCIO AND BEN WOLKOWITZ, CRAIG BROWN, RONNIE KOBROVSKY, LEWIS SMOAK AND MICHAEL MCMAHON (COLLECTIVELY, THE “PARTICIPANTS”) FILED WITH THE COMMISSION A DEFINITIVE CONSENT STATEMENT (THE “CONSENT STATEMENT”) AND A BLUE CONSENT CARD.  INFORMATION CONCERNING THE INTERESTS OF THE PARTICIPANTS IN CONNECTION WITH THE MATTERS CONTAINED IN THE CONSENT STATEMENT IS INCLUDED IN THE CONSENT STATEMENT. ALL STOCKHOLDERS OF SCIO ARE ADVISED TO READ THE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS FROM THE PARTICIPANTS.  THE DEFINITIVE CONSENT STATEMENT AND FORM OF CONSENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SCIO AND ARE AND, ALONG WITH OTHER RELEVANT DOCUMENTS AND ANY OTHER MATERIALS FILED WITH THE COMMISSION CONCERNING THE COMPANY, WILL BE, WHEN FILED, AVAILABLE AT NO CHARGE ON THE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SAVE SCIO WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN ANNEX A TO THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY SAVE SCIO WITH THE COMMISSION ON JUNE 4, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT:  Bernard M. McPheely, Save Scio, phone: (864) 915-0912; email: bernmcpheely@gmail.com.